Exhibit 99.2

Lumera Corporation Announces Agreement to Develop Millimeter Wave Communication Systems with Asyrmatos, Inc.

BOTHELL, WA.--(Business Wire) -- Feb 20, 2008--Lumera Corporation (NASDAQ: LMRA), a leader in the field of photonic communications, announced today that it had entered into an agreement with Asyrmatos Inc., a privately held Boston-based company, to develop telecommunication products that will be enabled by Lumera’s millimeter wave communication technology. Under terms of the agreement, Lumera will acquire twenty-five percent (25%) ownership of the privately held company in exchange for the intellectual property associated with the technology. In addition to a seat on Asyrmatos’ board of directors, Lumera also has an option to acquire the outstanding stock of Asyrmatos in 2012.

“From Lumera’s standpoint, this is an excellent opportunity. As we indicated in our last two conference calls, we have been looking to outsource the product development based on our millimeter wave device,” said Dr. Joseph J. Vallner, Board member and interim CEO. “This arrangement removes the capital risk of development while providing Lumera with an exclusive opportunity for full ownership in the future.”

“The team at Asyrmatos has worked with us on the communications prototype and we have great respect for their knowledge in this field. This is a highly specialized area and there are few individuals who are qualified to bring this product to commercialization. Panos Lekkas, President and Chief Executive Officer of Asyrmatos, Dr. Raj Reddy, Chairman of the Board, and Dr. David McClain, Senior Vice President - Embedded Systems, are very well known for their expertise in this area and we’re delighted that they will be leading this effort,” said Dr. Raluca Dinu, Vice President, Electro-optic Business Unit.

Lumera announced the successful test of its communications prototype in October, 2006. The device is designed to transmit data at spectrum frequencies of 35, 94, and 140 GHz. Data rates from 2.5 Gbps to 10.3 Gbps can be transmitted up to three miles per data link.

“We are extremely pleased to continue the work that Lumera has started and look forward to completing the creation of a family of fully commercial products,” said Mr.Lekkas. “Raj, Dave, and I are also very happy to welcome Dr. John Proakis to our Technical Advisory Board. In the field of communications, John is a legend having authored most of the seminal books on the subject. We look forward to his contributions to our efforts.”

The Asyrmatos team led by Mr. Lekkas has extensive experience in very-high speed communications. Mr. Lekkas began his career as a VLSI engineer, before joining IBM Corporation where he rose to several positions in advanced technology development and technical marketing management both in the US and in Europe. At IBM, he was instrumental in the successful worldwide introduction of the RISC architecture paradigm that dramatically improved the speed of computers. After leaving IBM, Mr.Lekkas founded or co-founded several successful entrepreneurial technology companies. He is the author of Network Processors and co-author of Wireless Security.

Dr. Reddy is the Mozah Bint Nasser University Professor of Computer Science and Robotics in the School of Computer Science at Carnegie Mellon University. He served as the founding Director of the Robotics Institute from 1979 to 1991 and the Dean of School of Computer Science from 1991 to 1999. He was awarded the ACM Turing Award in 1994. He served as co-chair of the President's Information Technology Advisory Committee (PITAC) from 1999 to 2001.

Dr. David McClain is a veteran of the advanced signal processing, millimeter-wave technology and artificial intelligence fields. His illustrious 37-year career includes work for about two decades in highly classified areas for the US Intelligence Community. Originally a chip designer with IBM, he has also held leading technical positions with Kaman Aerospace and Hughes Missile Systems (now Raytheon Missile Systems Co.). In more recent years, he has founded and co-founded several successful startups.

Dr. Proakis is currently a Research Professor at Northeastern University where he began his academic career in 1969. Prior to 1969, he served on the staff of GTE Laboratories and the MIT Lincoln Laboratory. Dr. Proakis received the BSEE Degree from the University of Cincinnati, the MSEE Degree from MIT, and the PhD in Engineering from Harvard University. Dr. Proakis is the author of the book Digital Communications, and co-author of the books, Digital Signal Processing; Digital Signal Processing Laboratory; Advanced Digital Signal Processing; Digital Processing of Speech Signals and Communication Systems Engineering.

About Lumera
Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. Through its wholly owned subsidiary, Plexera Bioscience LLC, the company is also in the bioscience industry. Plexera is focused on providing the life sciences market with tools, content, and methods to simplify and accelerate proteomic discovery for therapeutic antibodies as well as predictive biomarkers. For more information, please visit www.lumera.com.

About Asyrmatos

Asyrmatos Inc. is a privately held hi-tech startup specializing in advanced, extremely high data-rate wireless transceiver systems. Asyrmatos’ technology enables wireless transmissions at 10 Gbps sustained data rate. Asyrmatos has engineering operations on both the East and West Coast of the US, staffed by a highly experienced team of industry veterans that bring together deep and cross-discipline expertise in optics, electronics and wireless. For more information, please visit www.asyrmatos.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet, Ph.D
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation